Exhibit 10(jjjj)

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                     [Letterhead of URT Industries, Inc.]



                                 January 1, 1996


Peaches Entertainment Corporation
3451 Executive Way
Miramar, FL 33025

Gentlemen:

     It is the purpose of this letter to confirm the following agreement between our two companies, URT Industries, Inc. ("URT") and Peaches Entertainment Corp. ("PEC"):

     1. the Management and Intercorporate Agreement dated as of March 29, 1993, as heretofore amended (the "Management Agreement"), between URT and PEC terminated effective as of the close of business on December 31, 1995 and has no further force or effect.

     2. So long as URT and PEC file a consolidated Federal Tax Return:

        (a) If such consolidated return shows a tax to be payable and if both PEC and URT and its subsidiaries other than PEC ("URT Consolidated") would have paid taxes if they had filed separate returns, then the gross savings resulting from filing a consolidated return ("Tax Saving") shall be computed and each party shall pay a tax equal to the amount hwich it would have paid if it had filed separately less its pro-rata share of the Tax Saving.

        (b) If such consolidated return shows a tax to be payable and if only either URT Consolidated or PEC (but not both) would have paid a tax if they had filed separate returns, then the party which would have had to pay a tax if it had filed a separate return shall pay the entire tax and, in addition, pay to the other party the amount of the Tax Saving which it realized as a result of the filing of the consolidated tax return.

        (c) If such consolidated return shows no tax to be payable but if either PEC or URT Consolidated would have had to pay a tax if it had filed separately, then no tax shall be paid by either party and the party which would have had to pay a tax shall pay to the other party the amount of the Tax Saving which it realized as a result of the filing of the consolidated tax return.

        (d) All state taxes shall be similarly adjusted.

        (e) All determinations provided for hereunder shall be made by the independent public accountants who are hired by the parties to prepare the consolidated tax return and such determinations by such accountants shall be final and binding upon the parties.



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Peaches Entertainment Corporation
January 1, 1996
Page 2



        (f) URT will use its best efforts to timely prepare and file the consolidated tax return for URT and subsidiaries and PEC hereby agrees that it will cooperate with URT in the preparation and filing of same. PEC shall provide to URT promptly upon request, all financial and otehr information required by URT for such prupose.

     Please sign below to evidence our agreement.

                                      Very truly yours,

                                      URT INDUSTRIES, INC.

                                      By:/s/Brian Wolk
                                         ------------------------------
                                         Vice-President


AGREED AND APPROVED:

PEACHES ENTERTAINMENT CORPORATION


By: /s/Jason Wolk
    ------------------------------------
    Vice-President